                              POLYMER GROUP, INC.
        Exhibit 12 - Calculation of Ratio of Earnings to Fixed Charges

                                                                              Pro Forma
                                                             Pro Forma       Three Months     Three Months     Three Months
                                                            Year Ended          Ended             Ended           Ended
                                                           December 28,       March 29,         March 29,       March 30,
                                                               1996              1997             1997             1996
                                                           ------------      ------------     ------------     ------------
EARNINGS
--------
Consolidated income (loss) before
 income taxes and extraordinary item                         $30,453            $ 5,271         $ 7,415            $  (627)

Undistributed dividend income from Fabrene                         -                  -               -                  -

Share of equity loss from minority interest
 in Fabrene (27%)                                                  -                  -               -                  -

Interest                                                      37,787              9,447           7,590             11,257

Interest capitalized during period and other credits          (2,669)              (756)           (756)              (678)

Amortization of capitalized debt costs                         1,849                432             175                288
                                                             -------            -------         -------            -------
              Earnings                                       $67,420            $14,394         $14,424            $10,240
                                                             -------            -------         -------            -------
FIXED CHARGES
--------------

Interest                                                    $37,787            $ 9,447         $ 7,590            $11,257

Amortization of capitalized debt costs                        1,849                 432             175                288

Interest portion of rental expense                              -                  -                  -                  -
                                                             -------            -------         -------            -------
              Fixed charges                                  $39,636            $ 9,879         $ 7,765            $11,545
                                                             -------            -------         -------            -------

      Ratio of earnings to fixed charges (A)                     1.7                1.5             1.9                  -
                                                             =======            =======         =======            =======




                                                                               Fiscal Year Ended
                                                              ----------------------------------------------------      Ten-Week
                                                              December 28,   December 30,  December 31,  January 1,   Period Ended
                                                                  1996           1995         1994         1994      January 2, 1993
                                                              ----------------------------------------------------------------------
EARNINGS
--------
Consolidated income (loss) before
 income taxes and extraordinary item                            $25,552        $(18,391)    $(14,985)      $ 5,410       $ (615)

Undistributed dividend income from Fabrene                            -               -         (246)         (340)        (113)

Share of equity loss from minority interest
 in Fabrene (27%)                                                     -               -          682           753            -

Interest                                                         36,310          39,801       13,699         4,659          915

Interest capitalized during period and other credits             (2,669)         (1,933)        (483)         (272)           -

Amortization of capitalized debt costs                            1,471           1,150          523           514           98
                                                                ---------------------------------------------------------------
              Earnings                                          $60,664        $ 20,627     $   (810)      $10,724       $  265
                                                                ---------------------------------------------------------------
FIXED CHARGES
-------------

Interest                                                        $36,310        $ 39,801     $ 13,699       $ 4,659       $  915

Amortization of capitalized debt costs                            1,471           1,150          523           514           98

Interest portion of rental expense                                    -               -            -             -            -
                                                                ---------------------------------------------------------------
              Fixed charges                                     $37,781        $ 40,951     $ 14,222       $ 5,173       $1,013
                                                                ---------------------------------------------------------------

      Ratio of earnings to fixed charges (A)                        1.6               -            -           2.1            -
                                                                =======         =======      =======       =======        =====

(A) Fixed charges exceeded earnings for the ten-week period ended January 2, 1993, the year ended December 31, 1994, the year ended December 30, 1995 and the three months ended March 30, 1996 by approximately $0.7 million, $15.0 million, $20.3 million and $1.3 million, respectively. However, the Company met all required interest payment and debt obligations during this time period.